Exhibit 1.01
EMC CORPORATION
CONFLICT MINERALS REPORT
For the year ended December 31, 2015
INTRODUCTION
As part of our global approach to the protection of human rights, EMC is committed to the ethical sourcing of minerals, and in particular of tantalum, tin, tungsten and gold (“3TG”). There is concern that 3TG, often referred to as “conflict minerals,” could originate from certain mines in the Democratic Republic of the Congo (“DRC”) which are controlled by armed militias who use the proceeds from the sale of these minerals to fund ongoing conflict in the region.
As stated in our Conflict Minerals Policy, it is our goal not to purchase product materials containing 3TG whose sale finance armed conflict in the DRC. However, we believe being “DRC Conflict-Free” should not mean “DRC-Free”. We intend to source responsibly from the DRC and adjoining countries (collectively, the “Covered Countries”) in order to support peaceful economic activity in the region.
SUMMARY
In 2015, EMC manufactured and contracted to manufacture products in which “conflict minerals” (defined in the U.S. Securities and Exchange Commission Release No. 34-67716 as cassiterite, columbite-tantalite (coltan), gold, wolframite and their derivatives, which are limited to 3TG) are necessary to the functionality or production of such products. As we do not yet know the source of all the 3TG in these products, we do not have sufficient information to conclude that any of these products are “DRC Conflict-Free.”
In 2015, we saw an increase in the percentage of smelters and refiners in our supply chain that are compliant with the Conflict-Free Smelter Program (CFSP). However, we also identified new sources of concern in our 3TG supply chain, as described below. Therefore, we continue our work to build a responsible and transparent mineral supply chain, and intend to use our increased visibility into potential risks to inform our due diligence. This report describes our approach and our efforts.
OUR APPROACH
Researching the origin of minerals through the supply chain is a complex endeavor. As a manufacturer of enterprise IT systems, we consume components and materials containing 3TG and do not purchase 3TG directly from mines, smelters or refiners. Therefore, to meet our goal of being DRC Conflict-Free, we must collaborate with suppliers, industry peers, and other stakeholders.
EMC is a member of, and active participant in, the Conflict-Free Sourcing Initiative (the “CFSI”), a multi-industry initiative addressing conflict minerals issues in the supply chain. The CFSI’s Conflict Minerals Reporting Template (the “CMRT”) is a widely-used standard form to collect information through the supply chain, including the names of 3TG smelters and refiners. CFSI also manages the CFSP, which uses independent third-party audits to assess whether 3TG smelters and refiners have systems in place to assure sourcing of only DRC Conflict-Free materials. We use the CMRT to survey our suppliers and identify smelters and refiners in our supply chain, and the CFSP to determine the country of origin and DRC Conflict-Free status of minerals.

OUR STRATEGY
To reach our goal of being DRC Conflict-Free, we set a three-pronged strategy focusing first on supplier-level engagement, where we have the most direct influence, then on the smelter and refiner level, and third on encouraging responsible sourcing from the Covered Countries.

1.	Engage suppliers in due diligence and conflict-free sourcing

◦	Survey suppliers using the CMRT

◦	Offer resources and education on the issue of conflict minerals and best practices in due diligence

◦	Influence the supply chain to shift to CFSP-compliant smelters and refiners

2.	Increase the number of conflict-free smelters and refiners

◦	Identify 3TG smelters and refiners in our supply chain

◦	Help advance the CFSP through active participation in CFSI workgroups

◦	Encourage smelters and refiners in our supply chain to undergo an audit to be CFSP-compliant

3.	Encourage responsible sourcing from the Covered Countries

◦	Promote verifiable conflict-free sourcing from the Covered Countries in order to support peaceful economic activity
OUR PRODUCTS
This report relates to products EMC manufactured or contracted to be manufactured in 2015 that contain 3TG that may be considered necessary to the functionality or production of such products. EMC offers a comprehensive portfolio of storage systems, data protection and availability systems, converged infrastructure, and security products. These hardware products were in scope for our conflict minerals due diligence efforts in 2015.
OUR CONFLICT MINERALS POLICY AND PROGRAM
EMC’s Conflict Minerals Policy states our goal to be DRC Conflict-Free, our expectations of our suppliers, and our approach of broad collaboration with suppliers, industry peers, and other stakeholders. Supplier requirements for conflict minerals due diligence are embedded in EMC’s supply chain management. Our Supplier Code of Conduct requires direct materials suppliers to have a conflict minerals policy and conduct due diligence on the source and chain of custody of the 3TG in their products. These same requirements are included in our standard contracts and purchase agreements.
EMC’s program is overseen by a Conflict Minerals Governance Committee that provides strategic direction and input to EMC’s conflict minerals policy, supplier requirements, communications, and risk management. This committee includes executives from Global Supply Chain Management, Global Supply Chain Engineering, and the Office of Sustainability, as well as representatives from Finance, Legal, Global Product Operations Sustainability, Government Affairs and Internal Audit. This committee reports to the Audit Committee of the Board of Directors.
OUR SUPPLY CHAIN
Reasonable Country of Origin Inquiry
The first step in our compliance process was to identify suppliers who provide us with components that are known to, or could potentially, contain 3TG. We included Tier 1 suppliers who sell directly to EMC, and other suppliers from whom we instruct Tier 1 suppliers to purchase parts for the components they sell to us (“Tier 2+”). We asked these suppliers to survey their own supply chain and report to us using the CMRT. Suppliers representing 99% of our Tier 1 and 98% of our Tier 2+ 2015 spend submitted CMRTs to us.

EMC compared the list of smelters and refiners reported by suppliers against the CFSI’s smelter reference list (verified 3TG smelters and refiners). As of May 6, 2016, of the 302 verified 3TG smelter and refiner facilities in our supply chain, 214 are compliant with CFSP and have been found to be DRC Conflict-Free. The list of these verified smelters and refiners that our suppliers reported as being in their supply chains is set forth in Appendix A. The list of countries from which we believe the 3TG in our products may have originated is set forth in Appendix B. Some 3TG also originated from recycled or scrap sources. This information was obtained through our membership in the CFSI, using the Reasonable Country of Origin Inquiry report dated May 3, 2016 that is available to EMC as a member of CFSI.
We then mapped our suppliers against our covered products and reviewed the smelter lists for those suppliers. We found that for each covered product category:

•	Some 3TG is sourced through verified smelters and refiners that are not yet CFSP-compliant and therefore we have not yet determined the country of origin of those minerals; and

•	Some 3TG is sourced from CFSP-compliant smelters or refiners, including smelters or refiners that source responsibly from the Covered Countries.

This supplier survey and smelter review process constituted our Reasonable Country of Origin Inquiry (RCOI). This RCOI combined with our risk assessment and mitigation efforts described below represent EMC’s best efforts to trace the source of the 3TG in our supply chain to the mine or location of origin as necessary.
Supply Chain Risk Assessment
Assessing supplier responses
We depend on supplier reporting to conduct our due diligence. Therefore, complete and correct supplier reporting, as well as supplier cooperation with our commitment to DRC Conflict-Free sourcing, reduces the risk that EMC will purchase products and/or materials containing minerals whose sale financed armed conflict in the DRC.
Each supplier’s CMRT was reviewed against an internally-developed framework for reasonableness and risk. We sought to understand our suppliers’ progress on due diligence, confirm whether they had published a conflict minerals policy, and obtain a list of 3TG smelters and refiners in their supply chain. In analyzing supplier responses to our survey, we found three areas that pose challenges: accurate smelter and refiner lists, determining whether 3TG was sourced from the Covered Countries, and publication of conflict minerals policies.
Smelter and Refiner Lists: Obtaining a complete and accurate list of smelters and refiners in our supply chain is an essential step in the RCOI process. The quality of suppliers’ smelter lists improved in 2015 compared to previous years, with fewer suppliers reporting company names that are not actual 3TG smelters or refiners. However, as would be expected in a complex global supply chain, we continue to receive new smelter or refiner names which must be researched to determine if they are, in fact, actual 3TG smelters or refiners.
Determining Whether 3TG Was Sourced from the Covered Countries: EMC is committed to being DRC Conflict-Free and to sourcing responsibly from the Covered Countries through CFSP-compliant smelters or refiners. However, many suppliers are still learning how to determine the country of origin of 3TG. For example, some of our suppliers reported that none of the 3TG in their products originated from the Covered Countries when, in fact, CFSP-compliant smelters in their supply chain publicly disclose that they do source from the Covered Countries. Other suppliers reported that they were sourcing 3TG from the Covered Countries, but did not specify how they had come to this conclusion, or whether that 3TG was sourced through CFSP-compliant smelters. In both situations, when we contacted these suppliers to discuss their responses, we found that many had either misunderstood how to use CFSP to determine country of origin, or they had based their responses solely on what their suppliers had reported to them.

Conflict Minerals Policies: Suppliers who publish their conflict minerals policy show commitment to responsible sourcing. We found that some suppliers declared that they use 3TG, but either did not have, or had not published, a conflict minerals policy. Some suppliers who did publish a conflict minerals policy stated their intent not to source from central Africa. While we believe these suppliers have good intentions, policies that include such statements raise concerns that suppliers do not understand that it is possible to source responsibly from the Covered Countries, and that these misconceptions could contribute to a drop in trade of conflict-free minerals from that region. Under our Conflict Minerals Policy, we intend to be “DRC Conflict-Free,” not “DRC-free,” and therefore we support responsible sourcing from the Covered Countries in order to support peaceful economic activity in the region.
Assessing smelters and refiners
In analyzing our smelter and refiner data, we identified three areas of concern: the need for more smelters and refiners to be CFSP-compliant, smelters and refiners being removed from responsible sourcing program lists, and the discovery of other potential risks that were not related to conflict in the DRC. We found that these areas of concern are more prevalent among gold refiners than among 3T smelters.
Supply of CFSP-compliant Smelters and Refiners: As a downstream company, EMC utilizes the CFSP for smelter and refiner audits and to assess risks in the mineral supply chain from the mine to the smelter or refiner. Figure 1 shows the number of CFSP-Compliant or Active1 smelters and refiners for 3TG in our supply chain, broken out by metal. There is still a need for more smelters and refiners to participate in the program.
Removal from Responsible Sourcing Program Lists: Several smelters or refiners in our supply chain failed a CFSP re-audit or were removed from the lists of other responsible sourcing audit programs. When these situations occur, we consider the underlying reasons, if made available, to inform our risk assessment as described in “Addressing Identified Risks: Our Approach.”
Other Risks: In 2015, we identified concerns about some smelters and refiners that were unrelated to conflict in the DRC. These concerns included potential labor issues in mineral sourcing and links to other conflicts, and are factors in our overall risk assessment.

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1 Active smelters and refiners are defined by CFSP as those that have committed to undergo a CFSP audit or are participating in one of the cross-recognized certification programs: LBMA Responsible Gold Certification or Responsible Jewellry Program Chain of Custody Certification.

2015 data based on EMC supplier data as of April 1, 2016 and CFSI’s Smelter Database as of May 6, 2016. Numbers only include facilities reported by suppliers that were on the CFSI standard smelter list as of April 1, 2016.
ADDRESSING IDENTIFIED RISKS: OUR APPROACH
Engage suppliers in due diligence and DRC Conflict-Free sourcing
In 2015, EMC issued targeted communications to help our suppliers improve their reporting and due diligence. At the launch of the supplier survey, we distributed information to help suppliers return complete and accurate CMRTs. As suppliers returned CMRTs, we reviewed their responses against our internally-developed framework for reasonableness and risk. We contacted those whose answers did not seem reasonable, or indicated potential risk, in order to obtain additional information and request corrective actions. We also offered guidance to suppliers who did not understand how to determine whether 3TG originated in the Covered Countries, or whose conflict minerals policies indicated that they did not intend to source from the Covered Countries. Suppliers who did not respond to the survey or did not address high-priority issues were escalated through supply chain management staff responsible for managing the commercial relationships.
Conflict minerals requirements and incentives are embedded in EMC’s supply chain management business processes. These activities target the Tier 1 and Tier 2 suppliers with whom we have the strongest business relationship and therefore the greatest influence. For example, suppliers’ conflict minerals risk scores, based on their response to the survey, are incorporated into EMC’s supplier scorecard. This scorecard also includes other metrics such as quality, cost and availability, and provides a key input into business decisions. Suppliers’ risk scores and corrective actions are also made available for suppliers’ Quarterly and Executive Business Reviews.
In 2016, we will continue to raise our expectations of suppliers to source from CFSP-compliant smelters and refiners and take steps to address risks in the 3TG supply chain. While suppliers’ due diligence practices and reporting have, in general, improved since 2013, education is still needed. Therefore, we intend to increase our training and resources for suppliers to help them meet our expectations and mitigate risks, including the concerns described in this report. We will also contribute to training being developed by CFSI which will be more widely available.
Increase sourcing from Conflict-Free smelters and refiners
In 2015, EMC continued its participation in the CFSI workgroup that encourages verified 3TG smelters and refiners to engage in the CFSP. We also contributed to CFSP’s Initial Audit Fund, which pays the costs of a smelter’s or refiner’s first CFSP audit as an incentive to participate. As the number of CFSP-compliant smelters and refiners grows, we can more effectively influence our suppliers to shift purchasing to CFSP-compliant smelters and refiners. There has been measurable improvement from 2013 in the percentage of CFSP-compliant smelters and refiners in our supply chain, as shown in Figure 1 above.
We also participated in the development of CFSP’s low risk audit pilot program, which reduces the audit burden for 3TG recyclers and smelters or refiners who source domestically in low-risk countries. We believe this will help to engage and retain more smelters and refiners in CFSP (especially small businesses for whom the cost and effort of an audit is a barrier), as well as allow CFSP and its member companies to redirect resources where there is higher risk.
In 2016, we will continue our efforts to encourage smelters to join CFSP. At the same time, we will increase our focus on removing smelters and refiners of concern from our supply chain. We will also continue to refine our risk assessment of smelters and refiners. This assessment includes whether they have engaged with CFSP, geographical location, metal, industry group membership, sourcing information, and other potential risks (see “Assessing smelters and refiners” above). Smelters and refiners identified as presenting higher risk and having low probability of remediation will be prioritized for removal from our supply chain. We also intend to focus more effort in 2016 on gold through CFSI working groups, whose efforts will include reaching out to other industries with influence in the gold trade.
Encourage responsible sourcing
EMC desires to be DRC Conflict-Free, but not at the expense of supporting responsible mining operations in the Covered Countries. As described above, we educate suppliers who mistakenly believe that CFSP-compliant smelters are, by definition, not sourcing from the Covered Countries, or whose conflict minerals policies indicate that they intend not to source from the Covered Countries at all.
Also, in recognition that the issue of responsible mineral sourcing extends beyond “DRC Conflict-Free,” we will review our due diligence program in 2016 to assess how best to address other risks in our mineral supply chain. To this end, we also support CFSI’s expansion of the CFSP audit protocols to address risks in addition to conflict in the DRC, in alignment with the OECD Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas.

DUE DILIGENCE DESIGN
EMC’s due diligence framework conforms in all material respects with the OECD Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas and supplements (Second Edition, 2014).
Due Diligence Performed
Step 1: Establish strong company management systems

•	Published our company’s conflict minerals policy on EMC.com

•	Convened a Conflict Minerals Governance Committee to oversee program

•	Communicated EMC’s conflict minerals due diligence expectations to suppliers

•	Collected and stored supplier data on a third party tool

•	Utilized the EMC hotline, email address, and secure web report, which are publicly available on EMC.com, as the mechanism through which any interested party can voice concerns
Step 2: Identify and assess risks in the supply chain

•	Identified suppliers in scope and surveyed those suppliers with the CMRT

•	Reviewed suppliers’ completed CMRTs to determine if they met internally-developed standards of reasonableness and risk

•	Compared smelters and refiners identified by suppliers against CFSI’s smelter reference list to determine CFSP status
Step 3: Design and implement a strategy to respond to identified risks

•	Educated suppliers on conflict-free sourcing and how to improve reporting

•	Included suppliers’ conflict mineral risk scores as an indicator in the supplier scorecard

•	Participated in the CFSI’s Smelter Engagement Team to communicate with verified smelters and refiners and ask them to become CFSP-compliant

•	Contributed to CFSI’s Initial Audit Fund, which pays the cost of a smelter or refiner’s first CFSP audit
Step 4: Plan an independent third-party audit of the smelter or refiner’s due diligence

•	Relied on the independent third-party audits managed by the CFSP
Step 5: Report annually on supply chain due diligence

•	Submitted Form SD for the calendar year ended December 31, 2015 to the U.S. Securities and Exchange Commission and published this report on EMC.com
TO VOICE CONCERNS ABOUT EMC’S CONFLICT MINERALS PROGRAM
EMC actively encourages its employees and other parties to report concerns either directly to the company or through EMC’s hotline, which is maintained by a third-party provider. The different ways through which reports can be made are included in EMC’s Business Conduct Guidelines, corporate compliance training materials, and elsewhere. Specifically, questions and guidance regarding a potential violation of law, regulation, the Business Conduct Guidelines, or other EMC policies can be reported in any of the following ways:

•	Contact the Office of the General Counsel by telephone (508-435-1000, extension 77267), facsimile (508-497-8079), or email (General_Counsel@emc.com).

•	Contact the Audit Committee of the EMC Board of Directors by email (AuditCommitteeChairman@emc.com) or by mail (Alertline, PMB 3767, Suite 300, 13950 Ballantyne Corporate Place, Charlotte, NC 28277).

•	If you are located within the United States, contact the EMC hotline, which is monitored by an independent third-party provider, by telephone (877-764-0557), or via a secure web report to
https://emccorporation.alertline.com.

This report contains forward looking statements, within the meaning of the Federal securities laws, about our business and prospects. The forward-looking statements do not include the potential impact of any mergers, acquisitions, divestitures, securities offerings or business combinations that may be announced or closed after the date hereof. Any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the foregoing, the words “believes,” “plans,” “intends,” “expects,” “goals” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these words. Our future results may differ materially from our past results and from those projected in the forward looking statements due to various uncertainties and risks, including, but not limited to, those described in this report. The forward-looking statements speak only as of the date of this report and undue reliance should not be placed on these statements. We disclaim any obligation to update any forward-looking statements contained herein after the date of this report. Websites referred to in this report are not incorporated by reference unless specifically indicated.

APPENDIX A
3TG Smelters and Refiners in EMC’s Supply Chain
This list is based on EMC supplier data as of April 1, 2016. In many cases, suppliers provided information encompassing their entire supply chain; this information was not limited to facilities that contributed 3TG used only in EMC products. As a result, we are unable to validate whether our products in fact contain 3TG from all of these sources. This list only includes facilities reported by suppliers that are on the CFSI standard smelter list as of April 1, 2016.

SMELTER OR REFINER NAME	SMELTER IDENTIFICATION NUMBER	SMELTER OR REFINER LOCATION	CFSP-COMPLIANT STATUS AS OF 5/6/16
GOLD
Advanced Chemical Company	CID000015	UNITED STATES	Active
Aida Chemical Industries Co., Ltd.	CID000019	JAPAN	Compliant
Al Etihad Gold Refinery DMCC	CID002560	UNITED ARAB EMIRATES
Allgemeine Gold-und Silberscheideanstalt A.G.	CID000035	GERMANY	Compliant
Almalyk Mining and Metallurgical Complex (AMMC)	CID000041	UZBEKISTAN	Active
AngloGold Ashanti Córrego do Sítio Mineração	CID000058	BRAZIL	Compliant
Argor-Heraeus S.A.	CID000077	SWITZERLAND	Compliant
Asahi Pretec Corp.	CID000082	JAPAN	Compliant
Asahi Refining Canada Ltd.	CID000924	CANADA	Compliant
Asahi Refining USA Inc.	CID000920	UNITED STATES	Compliant
Asaka Riken Co., Ltd.	CID000090	JAPAN	Compliant
Atasay Kuyumculuk Sanayi Ve Ticaret A.S.	CID000103	TURKEY
AURA-II	CID002851	UNITED STATES
Aurubis AG	CID000113	GERMANY	Compliant
Bangalore Refinery	CID002863	INDIA
Bangko Sentral ng Pilipinas (Central Bank of the Philippines)	CID000128	PHILIPPINES	Compliant
Boliden AB	CID000157	SWEDEN	Compliant
C. Hafner GmbH + Co. KG	CID000176	GERMANY	Compliant
Caridad	CID000180	MEXICO
CCR Refinery - Glencore Canada Corporation	CID000185	CANADA	Compliant
Cendres + Métaux S.A.	CID000189	SWITZERLAND	Active
Chimet S.p.A.	CID000233	ITALY	Compliant
Chugai Mining	CID000264	JAPAN
Daejin Indus Co., Ltd.	CID000328	KOREA, REPUBLIC OF	Active
Daye Non-Ferrous Metals Mining Ltd.	CID000343	CHINA
DODUCO GmbH	CID000362	GERMANY	Compliant
Dowa	CID000401	JAPAN	Compliant
DSC (Do Sung Corporation)	CID000359	KOREA, REPUBLIC OF	Active
Eco-System Recycling Co., Ltd.	CID000425	JAPAN	Compliant
Elemetal Refining, LLC	CID001322	UNITED STATES	Compliant
Emirates Gold DMCC	CID002561	UNITED ARAB EMIRATES	Compliant
Faggi Enrico S.p.A.	CID002355	ITALY	Active
Fidelity Printers and Refiners Ltd.	CID002515	ZIMBABWE
Gansu Seemine Material Hi-Tech Co., Ltd.	CID000522	CHINA
Geib Refining Corporation	CID002459	UNITED STATES	Active
Great Wall Precious Metals Co., Ltd. of CBPM*	CID001909	CHINA

SMELTER OR REFINER NAME	SMELTER IDENTIFICATION NUMBER	SMELTER OR REFINER LOCATION	CFSP-COMPLIANT STATUS AS OF 5/6/16
Guangdong Jinding Gold Limited	CID002312	CHINA
Guoda Safina High-Tech Environmental Refinery Co., Ltd.	CID000651	CHINA
Hangzhou Fuchunjiang Smelting Co., Ltd.	CID000671	CHINA
Heimerle + Meule GmbH	CID000694	GERMANY	Compliant
Heraeus Ltd. Hong Kong	CID000707	CHINA	Compliant
Heraeus Precious Metals GmbH & Co. KG	CID000711	GERMANY	Compliant
Hunan Chenzhou Mining Co., Ltd.	CID000767	CHINA
Hwasung CJ Co., Ltd.	CID000778	KOREA, REPUBLIC OF
Inner Mongolia Qiankun Gold and Silver Refinery Share Co., Ltd.	CID000801	CHINA	Compliant
Ishifuku Metal Industry Co., Ltd.	CID000807	JAPAN	Compliant
Istanbul Gold Refinery	CID000814	TURKEY	Compliant
Japan Mint	CID000823	JAPAN	Compliant
Jiangxi Copper Co., Ltd.	CID000855	CHINA	Compliant
JSC Ekaterinburg Non-Ferrous Metal Processing Plant	CID000927	RUSSIAN FEDERATION	Compliant
JSC Uralelectromed	CID000929	RUSSIAN FEDERATION	Compliant
JX Nippon Mining & Metals Co., Ltd.	CID000937	JAPAN	Compliant
Kaloti Precious Metals	CID002563	UNITED ARAB EMIRATES
Kazakhmys Smelting LLC	CID000956	KAZAKHSTAN
Kazzinc	CID000957	KAZAKHSTAN	Compliant
Kennecott Utah Copper LLC	CID000969	UNITED STATES	Compliant
KGHM Polska Miedz Spółka Akcyjna	CID002511	POLAND	Active
Kojima Chemicals Co., Ltd.	CID000981	JAPAN	Compliant
Korea Metal Co., Ltd.	CID000988	KOREA, REPUBLIC OF
Korea Zinc Co., Ltd.	CID002605	KOREA, REPUBLIC OF	Active
Kyrgyzaltyn JSC*	CID001029	KYRGYZSTAN
L'azurde Company For Jewelry	CID001032	SAUDI ARABIA
Lingbao Gold Co., Ltd.	CID001056	CHINA
Lingbao Jinyuan Tonghui Refinery Co., Ltd.	CID001058	CHINA
LS-NIKKO Copper Inc.	CID001078	KOREA, REPUBLIC OF	Compliant
Luoyang Zijin Yinhui Gold Refinery Co., Ltd.	CID001093	CHINA
Materion	CID001113	UNITED STATES	Compliant
Matsuda Sangyo Co., Ltd.	CID001119	JAPAN	Compliant
Metalor Technologies (Hong Kong) Ltd.	CID001149	CHINA	Compliant
Metalor Technologies (Singapore) Pte., Ltd.	CID001152	SINGAPORE	Compliant
Metalor Technologies (Suzhou) Ltd.	CID001147	CHINA	Active
Metalor Technologies S.A.	CID001153	SWITZERLAND	Compliant
Metalor USA Refining Corporation	CID001157	UNITED STATES	Compliant
Metalúrgica Met-Mex Peñoles S.A. De C.V.	CID001161	MEXICO	Compliant
Mitsubishi Materials Corporation	CID001188	JAPAN	Compliant
Mitsui Mining and Smelting Co., Ltd.	CID001193	JAPAN	Compliant
MMTC-PAMP India Pvt., Ltd.	CID002509	INDIA	Compliant
Morris and Watson	CID002282	NEW ZEALAND
Moscow Special Alloys Processing Plant	CID001204	RUSSIAN FEDERATION	Compliant
Nadir Metal Rafineri San. Ve Tic. A.Ş.	CID001220	TURKEY	Compliant
Navoi Mining and Metallurgical Combinat	CID001236	UZBEKISTAN	Active
Nihon Material Co., Ltd.	CID001259	JAPAN	Compliant

SMELTER OR REFINER NAME	SMELTER IDENTIFICATION NUMBER	SMELTER OR REFINER LOCATION	CFSP-COMPLIANT STATUS AS OF 5/6/16
Ögussa Österreichische Gold- und Silber-Scheideanstalt GmbH	CID002779	AUSTRIA	Compliant
Ohura Precious Metal Industry Co., Ltd.	CID001325	JAPAN	Compliant
OJSC "The Gulidov Krasnoyarsk Non-Ferrous Metals Plant" (OJSC Krastsvetmet)	CID001326	RUSSIAN FEDERATION	Compliant
OJSC Novosibirsk Refinery	CID000493	RUSSIAN FEDERATION	Compliant
PAMP S.A.	CID001352	SWITZERLAND	Compliant
Penglai Penggang Gold Industry Co., Ltd.	CID001362	CHINA
Prioksky Plant of Non-Ferrous Metals	CID001386	RUSSIAN FEDERATION	Compliant
PT Aneka Tambang (Persero) Tbk	CID001397	INDONESIA	Compliant
PX Précinox S.A.	CID001498	SWITZERLAND	Compliant
Rand Refinery (Pty) Ltd.	CID001512	SOUTH AFRICA	Compliant
Remondis Argentia B.V.	CID002582	NETHERLANDS
Republic Metals Corporation	CID002510	UNITED STATES	Compliant
Royal Canadian Mint	CID001534	CANADA	Compliant
SAAMP	CID002761	FRANCE
Sabin Metal Corp.	CID001546	UNITED STATES
Samduck Precious Metals	CID001555	KOREA, REPUBLIC OF	Active
SAMWON Metals Corp.	CID001562	KOREA, REPUBLIC OF
SAXONIA Edelmetalle GmbH	CID002777	GERMANY	Active
Schone Edelmetaal B.V.	CID001573	NETHERLANDS	Compliant
SEMPSA Joyería Platería S.A.	CID001585	SPAIN	Compliant
Shandong Tiancheng Biological Gold Industrial Co., Ltd.	CID001619	CHINA
Shandong Zhaojin Gold & Silver Refinery Co., Ltd.	CID001622	CHINA	Compliant
Sichuan Tianze Precious Metals Co., Ltd.	CID001736	CHINA	Compliant
Singway Technology Co., Ltd.	CID002516	TAIWAN	Compliant
So Accurate Group, Inc.	CID001754	UNITED STATES
SOE Shyolkovsky Factory of Secondary Precious Metals	CID001756	RUSSIAN FEDERATION	Compliant
Solar Applied Materials Technology Corp.	CID001761	TAIWAN	Compliant
Sumitomo Metal Mining Co., Ltd.	CID001798	JAPAN	Compliant
T.C.A S.p.A	CID002580	ITALY	Compliant
Tanaka Kikinzoku Kogyo K.K.	CID001875	JAPAN	Compliant
The Refinery of Shandong Gold Mining Co., Ltd.	CID001916	CHINA	Compliant
Tokuriki Honten Co., Ltd.	CID001938	JAPAN	Compliant
Tongling Nonferrous Metals Group Co., Ltd.	CID001947	CHINA
Torecom	CID001955	KOREA, REPUBLIC OF	Active
Umicore Brasil Ltda.	CID001977	BRAZIL	Compliant
Umicore Precious Metals Thailand	CID002314	THAILAND	Compliant
Umicore S.A. Business Unit Precious Metals Refining	CID001980	BELGIUM	Compliant
United Precious Metal Refining, Inc.	CID001993	UNITED STATES	Compliant
Valcambi S.A.	CID002003	SWITZERLAND	Compliant
Western Australian Mint trading as The Perth Mint	CID002030	AUSTRALIA	Compliant
WIELAND Edelmetalle GmbH	CID002778	GERMANY	Active
Yamamoto Precious Metal Co., Ltd.	CID002100	JAPAN	Compliant
Yokohama Metal Co., Ltd.	CID002129	JAPAN	Compliant
Yunnan Copper Industry Co., Ltd.	CID000197	CHINA
Zhongyuan Gold Smelter of Zhongjin Gold Corporation	CID002224	CHINA	Compliant

SMELTER OR REFINER NAME	SMELTER IDENTIFICATION NUMBER	SMELTER OR REFINER LOCATION	CFSP-COMPLIANT STATUS AS OF 5/6/16
Zijin Mining Group Co., Ltd. Gold Refinery	CID002243	CHINA	Compliant
TANTALUM
Changsha South Tantalum Niobium Co., Ltd.	CID000211	CHINA	Compliant
Conghua Tantalum and Niobium Smeltry	CID000291	CHINA	Compliant
D Block Metals, LLC	CID002504	UNITED STATES	Compliant
Duoluoshan	CID000410	CHINA	Compliant
Exotech Inc.	CID000456	UNITED STATES	Compliant
F&X Electro-Materials Ltd.	CID000460	CHINA	Compliant
FIR Metals & Resource Ltd.	CID002505	CHINA	Compliant
Global Advanced Metals Aizu	CID002558	JAPAN	Compliant
Global Advanced Metals Boyertown	CID002557	UNITED STATES	Compliant
Guangdong Zhiyuan New Material Co., Ltd.	CID000616	CHINA	Compliant
H.C. Starck Co., Ltd.	CID002544	THAILAND	Compliant
H.C. Starck GmbH Goslar	CID002545	GERMANY	Compliant
H.C. Starck GmbH Laufenburg	CID002546	GERMANY	Compliant
H.C. Starck Hermsdorf GmbH	CID002547	GERMANY	Compliant
H.C. Starck Inc.	CID002548	UNITED STATES	Compliant
H.C. Starck Ltd.	CID002549	JAPAN	Compliant
H.C. Starck Smelting GmbH & Co. KG	CID002550	GERMANY	Compliant
Hengyang King Xing Lifeng New Materials Co., Ltd.	CID002492	CHINA	Compliant
Hi-Temp Specialty Metals, Inc.	CID000731	UNITED STATES	Compliant
Jiangxi Dinghai Tantalum & Niobium Co., Ltd.	CID002512	CHINA	Compliant
JiuJiang JinXin Nonferrous Metals Co., Ltd.	CID000914	CHINA	Compliant
Jiujiang Tanbre Co., Ltd.	CID000917	CHINA	Compliant
Jiujiang Zhongao Tantalum & Niobium Co., Ltd.	CID002506	CHINA	Compliant
KEMET Blue Metals	CID002539	MEXICO	Compliant
KEMET Blue Powder	CID002568	UNITED STATES	Compliant
King-Tan Tantalum Industry Ltd.	CID000973	CHINA	Compliant
LSM Brasil S.A.	CID001076	BRAZIL	Compliant
Metallurgical Products India Pvt., Ltd.	CID001163	INDIA	Compliant
Mineração Taboca S.A.	CID001175	BRAZIL	Compliant
Mitsui Mining & Smelting	CID001192	JAPAN	Compliant
Molycorp Silmet A.S.	CID001200	ESTONIA	Compliant
Ningxia Orient Tantalum Industry Co., Ltd.	CID001277	CHINA	Compliant
Plansee SE Liezen	CID002540	AUSTRIA	Compliant
Plansee SE Reutte	CID002556	AUSTRIA	Compliant
QuantumClean	CID001508	UNITED STATES	Compliant
Resind Indústria e Comércio Ltda.	CID002707	BRAZIL	Compliant
RFH Tantalum Smeltry Co., Ltd.	CID001522	CHINA	Compliant
Solikamsk Magnesium Works OAO	CID001769	RUSSIAN FEDERATION	Compliant
Taki Chemicals	CID001869	JAPAN	Compliant
Telex Metals	CID001891	UNITED STATES	Compliant
Tranzact, Inc.	CID002571	UNITED STATES	Compliant
Ulba Metallurgical Plant JSC	CID001969	KAZAKHSTAN	Compliant
XinXing HaoRong Electronic Material Co., Ltd.	CID002508	CHINA	Compliant
Yichun Jin Yang Rare Metal Co., Ltd.	CID002307	CHINA	Compliant
Zhuzhou Cemented Carbide	CID002232	CHINA	Compliant

SMELTER OR REFINER NAME	SMELTER IDENTIFICATION NUMBER	SMELTER OR REFINER LOCATION	CFSP-COMPLIANT STATUS AS OF 5/6/16
TIN
Alpha	CID000292	UNITED STATES	Compliant
An Thai Minerals Co., Ltd.	CID002825	VIETNAM	Active
An Vinh Joint Stock Mineral Processing Company	CID002703	VIETNAM	Active
Chenzhou Yunxiang Mining and Metallurgy Co., Ltd.	CID000228	CHINA	Active
China Tin Group Co., Ltd.	CID001070	CHINA	Compliant
CNMC (Guangxi) PGMA Co., Ltd.	CID000278	CHINA
Cooperativa Metalurgica de Rondônia Ltda.	CID000295	BRAZIL	Compliant
CV Ayi Jaya	CID002570	INDONESIA	Compliant
CV Dua Sekawan	CID002592	INDONESIA	Active
CV Gita Pesona	CID000306	INDONESIA	Compliant
CV Serumpun Sebalai	CID000313	INDONESIA	Compliant
CV United Smelting	CID000315	INDONESIA	Compliant
CV Venus Inti Perkasa	CID002455	INDONESIA	Compliant
Dowa	CID000402	JAPAN	Compliant
Electro-Mechanical Facility of the Cao Bang Minerals & Metallurgy Joint Stock Company	CID002572	VIETNAM	Active
Elmet S.L.U.	CID002774	SPAIN	Compliant
EM Vinto	CID000438	BOLIVIA	Compliant
Estanho de Rondônia S.A.	CID000448	BRAZIL
Fenix Metals	CID000468	POLAND	Compliant
Gejiu Jinye Mineral Company	CID002859	CHINA	Active
Gejiu Kai Meng Industry and Trade LLC	CID000942	CHINA	Active
Gejiu Non-Ferrous Metal Processing Co., Ltd.	CID000538	CHINA	Compliant
Gejiu Yunxin Nonferrous Electrolysis Co., Ltd.	CID001908	CHINA	Active
Gejiu Zili Mining And Metallurgy Co., Ltd.	CID000555	CHINA
HuiChang Hill Tin Industry Co., Ltd.	CID002844	CHINA	Active
Huichang Jinshunda Tin Co., Ltd.	CID000760	CHINA
Jiangxi Ketai Advanced Material Co., Ltd.	CID000244	CHINA	Compliant
Linwu Xianggui Ore Smelting Co., Ltd.	CID001063	CHINA
Magnu's Minerais Metais e Ligas Ltda.	CID002468	BRAZIL	Compliant
Malaysia Smelting Corporation (MSC)	CID001105	MALAYSIA	Compliant
Melt Metais e Ligas S.A.	CID002500	BRAZIL	Compliant
Metallic Resources, Inc.	CID001142	UNITED STATES	Compliant
Metallo-Chimique N.V.	CID002773	BELGIUM	Compliant
Mineração Taboca S.A.	CID001173	BRAZIL	Compliant
Minsur	CID001182	PERU	Compliant
Mitsubishi Materials Corporation	CID001191	JAPAN	Compliant
Nankang Nanshan Tin Manufactory Co., Ltd.	CID001231	CHINA
Nghe Tinh Non-Ferrous Metals Joint Stock Company	CID002573	VIETNAM	Active
O.M. Manufacturing (Thailand) Co., Ltd.	CID001314	THAILAND	Compliant
O.M. Manufacturing Philippines, Inc.	CID002517	PHILIPPINES	Compliant
Operaciones Metalurgical S.A.	CID001337	BOLIVIA	Compliant
Phoenix Metal Ltd.	CID002507	RWANDA	Active
PT Alam Lestari Kencana	CID001393	INDONESIA
PT Aries Kencana Sejahtera	CID000309	INDONESIA	Compliant
PT Artha Cipta Langgeng	CID001399	INDONESIA	Compliant

SMELTER OR REFINER NAME	SMELTER IDENTIFICATION NUMBER	SMELTER OR REFINER LOCATION	CFSP-COMPLIANT STATUS AS OF 5/6/16
PT ATD Makmur Mandiri Jaya	CID002503	INDONESIA	Compliant
PT Babel Inti Perkasa	CID001402	INDONESIA	Compliant
PT Bangka Kudai Tin	CID001409	INDONESIA
PT Bangka Prima Tin	CID002776	INDONESIA	Compliant
PT Bangka Timah Utama Sejahtera	CID001416	INDONESIA
PT Bangka Tin Industry	CID001419	INDONESIA	Compliant
PT Belitung Industri Sejahtera	CID001421	INDONESIA	Compliant
PT BilliTin Makmur Lestari	CID001424	INDONESIA	Compliant
PT Bukit Timah	CID001428	INDONESIA	Compliant
PT Cipta Persada Mulia	CID002696	INDONESIA	Compliant
PT DS Jaya Abadi	CID001434	INDONESIA	Compliant
PT Eunindo Usaha Mandiri	CID001438	INDONESIA	Compliant
PT Fang Di MulTindo	CID001442	INDONESIA
PT Inti Stania Prima	CID002530	INDONESIA	Compliant
PT Justindo	CID000307	INDONESIA	Compliant
PT Karimun Mining	CID001448	INDONESIA	Active
PT Mitra Stania Prima	CID001453	INDONESIA	Compliant
PT Panca Mega Persada	CID001457	INDONESIA	Compliant
PT Pelat Timah Nusantara Tbk	CID001486	INDONESIA
PT Prima Timah Utama	CID001458	INDONESIA	Compliant
PT Refined Bangka Tin	CID001460	INDONESIA	Compliant
PT Sariwiguna Binasentosa	CID001463	INDONESIA	Compliant
PT Seirama Tin Investment	CID001466	INDONESIA
PT Stanindo Inti Perkasa	CID001468	INDONESIA	Compliant
PT Sukses Inti Makmur	CID002816	INDONESIA	Compliant
PT Sumber Jaya Indah	CID001471	INDONESIA	Compliant
PT Timah (Persero) Tbk Kundur	CID001477	INDONESIA	Compliant
PT Timah (Persero) Tbk Mentok	CID001482	INDONESIA	Compliant
PT Tinindo Inter Nusa	CID001490	INDONESIA	Compliant
PT Tirus Putra Mandiri	CID002478	INDONESIA
PT Tommy Utama	CID001493	INDONESIA	Compliant
PT Wahana Perkit Jaya	CID002479	INDONESIA	Compliant
Resind Indústria e Comércio Ltda.	CID002706	BRAZIL	Compliant
Rui Da Hung	CID001539	TAIWAN	Compliant
Soft Metais Ltda.	CID001758	BRAZIL	Compliant
Thaisarco	CID001898	THAILAND	Compliant
Tuyen Quang Non-Ferrous Metals Joint Stock Company	CID002574	VIETNAM	Active
VQB Mineral and Trading Group JSC	CID002015	VIETNAM	Compliant
White Solder Metalurgia e Mineração Ltda.	CID002036	BRAZIL	Compliant
Yunnan Chengfeng Non-ferrous Metals Co., Ltd.	CID002158	CHINA	Active
Yunnan Tin Company Limited	CID002180	CHINA	Compliant
TUNGSTEN
A.L.M.T. TUNGSTEN Corp.	CID000004	JAPAN	Compliant
ACL Metais Eireli	CID002833	BRAZIL	Active
Asia Tungsten Products Vietnam Ltd.	CID002502	VIETNAM	Compliant
Chenzhou Diamond Tungsten Products Co., Ltd.	CID002513	CHINA	Compliant
Chongyi Zhangyuan Tungsten Co., Ltd.	CID000258	CHINA	Compliant

SMELTER OR REFINER NAME	SMELTER IDENTIFICATION NUMBER	SMELTER OR REFINER LOCATION	CFSP-COMPLIANT STATUS AS OF 5/6/16
Dayu Jincheng Tungsten Industry Co., Ltd.	CID002518	CHINA	TI-CMC Category A Member
Dayu Weiliang Tungsten Co., Ltd.	CID000345	CHINA	TI-CMC Category A Member
Fujian Jinxin Tungsten Co., Ltd.	CID000499	CHINA	Compliant
Ganxian Shirui New Material Co., Ltd.	CID002531	CHINA
Ganzhou Huaxing Tungsten Products Co., Ltd.	CID000875	CHINA	Compliant
Ganzhou Jiangwu Ferrotungsten Co., Ltd.	CID002315	CHINA	Compliant
Ganzhou Non-ferrous Metals Smelting Co., Ltd.	CID000868	CHINA	TI-CMC Category A Member
Ganzhou Seadragon W & Mo Co., Ltd.	CID002494	CHINA	Compliant
Ganzhou Yatai Tungsten Co., Ltd.	CID002536	CHINA	Compliant
Global Tungsten & Powders Corp.	CID000568	UNITED STATES	Compliant
Guangdong Xianglu Tungsten Co., Ltd.	CID000218	CHINA	Compliant
H.C. Starck GmbH	CID002541	GERMANY	Compliant
H.C. Starck Smelting GmbH & Co.KG	CID002542	GERMANY	Compliant
Hunan Chenzhou Mining Co., Ltd.	CID000766	CHINA	Compliant
Hunan Chuangda Vanadium Tungsten Co., Ltd. Wuji	CID002579	CHINA	Compliant
Hunan Chunchang Nonferrous Metals Co., Ltd.	CID000769	CHINA	Compliant
Hydrometallurg, JSC	CID002649	RUSSIAN FEDERATION	Compliant
Japan New Metals Co., Ltd.	CID000825	JAPAN	Compliant
Jiangwu H.C. Starck Tungsten Products Co., Ltd.	CID002551	CHINA	Active
Jiangxi Gan Bei Tungsten Co., Ltd.	CID002321	CHINA	Compliant
Jiangxi Minmetals Gao'an Non-ferrous Metals Co., Ltd.	CID002313	CHINA
Jiangxi Tonggu Non-ferrous Metallurgical & Chemical Co., Ltd.	CID002318	CHINA	Active
Jiangxi Xinsheng Tungsten Industry Co., Ltd.	CID002317	CHINA	Active
Jiangxi Xiushui Xianggan Nonferrous Metals Co., Ltd.	CID002535	CHINA	Compliant
Jiangxi Yaosheng Tungsten Co., Ltd.	CID002316	CHINA	Active
Kennametal Fallon	CID000966	UNITED STATES	Active
Kennametal Huntsville	CID000105	UNITED STATES	Compliant
Malipo Haiyu Tungsten Co., Ltd.	CID002319	CHINA	Compliant
Moliren Ltd	CID002845	RUSSIAN FEDERATION	Active
Niagara Refining LLC	CID002589	UNITED STATES	Compliant
Nui Phao H.C. Starck Tungsten Chemicals Manufacturing LLC	CID002543	VIETNAM	Compliant
Pobedit, JSC	CID002532	RUSSIAN FEDERATION	TI-CMC Category A Member
Tejing (Vietnam) Tungsten Co., Ltd.	CID001889	VIETNAM	Compliant
Vietnam Youngsun Tungsten Industry Co., Ltd.	CID002011	VIETNAM	Compliant
Wolfram Bergbau und Hütten AG	CID002044	AUSTRIA	Compliant
Xiamen Tungsten (H.C.) Co., Ltd.	CID002320	CHINA	Compliant
Xiamen Tungsten Co., Ltd.	CID002082	CHINA	Compliant
Xinhai Rendan Shaoguan Tungsten Co., Ltd.	CID002095	CHINA	Compliant
*On the LBMA Good Delivery list for gold, but not on the CFSP compliant list as of 5/6/16. Refiners on this list are eligible for cross-recognition by CFSP.

APPENDIX B
Countries from which the minerals in EMC’s products may have originated
Based on CFSI’s Reasonable Country of Origin Inquiry report dated May 3, 2016, the countries of origin of the 3TG processed by facilities listed in Appendix A are believed to include the following:

Angola	Myanmar
Argentina	Namibia
Australia	Netherlands
Austria	Nigeria
Belgium	Peru
Bolivia	Portugal
Brazil	Republic of Congo
Burundi	Russia
Cambodia	Rwanda
Canada	Sierra Leone
Central African Republic	Singapore
Chile	Slovakia
China	South Africa
Colombia	South Korea
Cote D’Ivoire	South Sudan
Czech Republic	Spain
Democratic Republic of the Congo	Suriname
Djibouti	Switzerland
Ecuador	Taiwan
Egypt	Tanzania
Estonia	Thailand
Ethiopia	Uganda
France	United Kingdom
Germany	United States of America
Guyana	Vietnam
Hungary	Zambia
India	Zimbabwe
Indonesia
Ireland
Israel
Japan
Kazakhstan
Kenya
Laos
Luxembourg
Madagascar
Malaysia
Mongolia
Mozambique